US AIRWAYS REPORTS FEBRUARY TRAFFIC

ARLINGTON, Va., March 3, 2005 -- US Airways reported its February 2005 passenger traffic today.

Mainline revenue passenger miles for February 2005 increased 3.0 percent on a 1.2 percent increase in available seat miles, compared to February 2004. The 69.7 percent passenger load factor is a 1.2 percentage point increase compared to February 2004.

Revenue passenger miles for US Airways mainline during the first two months of 2005 increased 3.4 percent on a 0.4 decrease in available seat miles, compared to the same period in 2004. The passenger load factor for January through February 2005 was 69.0 percent, a 2.6 percentage point increase compared to the same period in 2004.

The two wholly owned subsidiaries of US Airways Group, Inc., Piedmont Airlines, Inc. and PSA, Inc., and MidAtlantic Airways, reported a 117.8 percent increase in revenue passenger miles for February 2005, on 104.1 percent more capacity, compared to February 2004. The passenger load factor was 55.0 percent, a 3.5 percentage point increase compared to February 2004.

For the first two months of 2005, the two wholly owned subsidiaries of US Airways Group, Inc., Piedmont Airlines, Inc. and PSA, Inc., and MidAtlantic Airways, reported a 127.6 percent increase in revenue passenger miles for February 2005, on 101.4 percent more capacity, compared to February 2004. The passenger load factor was 54.3 percent, a 6.2 percentage point increase compared to February 2004.

US Airways ended the month of February 2005 completing 98.4 percent of its scheduled departures compared to 98.9 percent in February 2004, in part due to winter weather in the East.

	US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS

	Feb. 2005	Feb. 2004	Percent Change

Revenue Passenger Miles (000):
Domestic*	2,268,023	2,160,614	5.0
International*	663,667	685,641	(3.2)
Total - Scheduled Service	2,931,690	2,846,255	3.0
Total (Including Charter)	2,931,690	2,846,670	3.0

Available Seat Miles (000):
Domestic*	3,255,112	3,159,355	3.0
International*	953,190	998,628	(4.6)
Total - Scheduled Service	4,208,301	4,157,983	1.2
Total (Including Charter)	4,208,301	4,159,059	1.2

Passengers Boarded*	3,154,277	3,131,137	0.7
System Load Factor*	69.7	68.5	1.2
Average Passenger Journey*	929.4	909.0	2.2

* scheduled service

NOTE:     Numbers may not add or calculate due to rounding

	US AIRWAYS, INC.
YEAR-TO-DATE 2005

	Jan. - Feb. 2005	Jan. - Feb. 2004	Percent Change

Revenue Passenger Miles (000):
Domestic*	4,469,288	4,252,386	5.1
International*	1,368,528	1,392,001	(1.7)
Total - Scheduled Service	5,837,815	5,644,387	3.4
Total (Including Charter)	5,838,730	5,645,422	3.4

Available Seat Miles (000):
Domestic*	6,527,404	6,489,346	0.6
International*	1,937,795	2,013,773	(3.8)
Total - Scheduled Service	8,465,200	8,503,119	(0.4)
Total (Including Charter)	8,466,287	8,505,572	(0.5)

Passengers Boarded*	6,176,553	6,104,031	1.2
System Load Factor*	69.0	66.4	2.6
Average Passenger Journey*	945.2	924.7	2.2

* scheduled service

NOTE:     Numbers may not add or calculate due to rounding

	US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS

	Feb. 2005	Feb. 2004	Percent Change
Revenue Passenger Miles (000)	214,894	98,651	117.8
Available Seat Miles (000)	390,610	191,370	104.1
Passengers Boarded*	611,565	434,498	40.8
System Load Factor*	55.0	51.5	3.5
Average Passenger Journey	351.4	227.0	54.8

	US AIRWAYS EXPRESS**
YEAR-TO-DATE 2005

	Jan. - Feb. 2005	Jan. - Feb. 2004	Percent Change
Revenue Passenger Miles (000)	414,182	182,007	127.6
Available Seat Miles (000)	763,371	379,064	101.4
Passengers Boarded*	1,177,723	811,285	45.2
System Load Factor*	54.3	48.0	6.2
Average Passenger Journey	351.7	224.3	56.8

*scheduled service

** Piedmont Airlines, Inc., PSA Airlines, Inc., and MidAtlantic Airways

NOTE:     Numbers may not add or calculate due to rounding.